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                                                                       Exhibit 2


                             STOCK OPTION AGREEMENT


        THIS STOCK OPTION AGREEMENT (this "Agreement") is made and entered into as of February 21, 1999, and amended March 5, 1999, among LSI Logic Corporation, a Delaware corporation ("Parent"), and SEEQ Technology Incorporated, a Delaware corporation (the "Company"). Capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the Reorganization Agreement (as defined below).

                                    RECITALS

        A. The Company, Merger Sub (as defined below) and Parent have entered into an Agreement and Plan of Reorganization and Merger (the "Reorganization Agreement") which provides for the merger (the "Merger") of a wholly-owned subsidiary of Parent ("Merger Sub") with and into the Company. Pursuant to the Merger, all outstanding capital stock of the Company will be converted into the right to receive Common Stock of Parent.

        B. As a condition to Parent's willingness to enter into the Reorganization Agreement, Parent has requested that Company agree, and Company has so agreed, to grant to Parent an option to acquire shares of Company's Series B Preferred Stock, par value $0.01 per share (the "Company Preferred Shares"), upon the terms and subject to the conditions set forth herein.

        NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Reorganization Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

        1. Grant of Option. The Company hereby grants to Parent an irrevocable option (the "Option") to acquire up to a number of Company Preferred Shares (the "Option Shares") that represent 19.9% of the voting power of the issued and outstanding shares of Company's capital stock (and that, if converted into shares of Company Common Stock, par value $0.01 per share ("Company Common Stock"), in accordance with its terms would equal 19.9% of the issued and outstanding Company Common Stock) as of the first date, if any, upon which an Exercise Event (as defined in Section 2(a) below) will occur, in the manner set forth below (i) by paying cash at a price of $300 per share (the "Exercise Price") and/or, at Parent's election, (ii) by exchanging therefor shares of the Common Stock, $0.01 par value, of Parent ("Parent Shares") at a rate (the "Exercise Ratio"), for each Option Share, of a number of Parent Shares equal to the Exercise Price divided by the closing sale price of Parent Shares on the New York



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Stock Exchange for the trading day immediately preceding the date of the Closing
(as defined below) of the particular Option exercise.

        2. Exercise of Option; Maximum Proceeds.

           (a) The Option may be exercised by Parent, in whole or in part, at any time or from time to time, (i) upon termination of the Reorganization Agreement pursuant to Section 7.1(e) thereof, or (ii) if the Reorganization Agreement is terminated pursuant to Section 7.1(b) or 7.1(d) thereof upon the earlier of (x) the occurrence of an event causing the Termination Fee to become payable pursuant to Section 7.3(b)(ii) of the Reorganization Agreement or (y) immediately prior to the consummation of a tender or exchange offer for a Company Acquisition (any of the events specified in clauses (i) or (ii), of this sentence being referred to herein as an "Exercise Event"). In the event Parent wishes to exercise the Option, Parent will deliver to the Company a written notice (each an "Exercise Notice") specifying the total number of Option Shares it wishes to acquire and the form of consideration to be paid. Each closing of a purchase of Option Shares (a "Closing") will occur on a date and at a time prior to the termination of the Option designated by Parent in an Exercise Notice delivered at least two business days prior to the date of such Closing, which Closing will be held at the principal offices of the Company.

           (b) The Option will terminate upon the earliest of (i) the Effective Time, (ii) nine (9) months following the date on which the Reorganization Agreement is terminated pursuant to Section 7.1(b) or 7.1(d) thereof, if no event causing the Termination Fee to become payable pursuant to Section 7.3(b)(ii) of the Reorganization Agreement has occurred, (iii)12 months following the date on which the Reorganization Agreement is terminated pursuant to Section 7.1(e) thereof, (iv) in the event the Reorganization Agreement has been terminated pursuant to Section 7.1(b) or 7.1(d) thereof and the Termination Fee became payable pursuant to Section 7.3(b)(ii) thereof, 12 months after payment of the Termination Fee; and (v) the date on which the Reorganization Agreement is terminated if neither a Triggering Event nor the announcement of an Acquisition Proposal by a third party will have occurred on or prior to the date of such termination; provided, however, that if the Option cannot be exercised by reason of any applicable government order or because the waiting period related to the issuance of the Option Shares under the HSR Act will not have expired or been terminated, then the Option will not terminate until the tenth business day after such impediment to exercise will have been removed or will have become final and not subject to appeal.

           (c) If Parent receives in the aggregate pursuant to Section 7.3(b) of the Reorganization Agreement together with proceeds in connection with any sales or other dispositions of Option Shares and any dividends received by Parent declared on Option Shares, more than the sum of (x) $6,000,000 plus (y) the Exercise Price multiplied by the number of Company Preferred Shares purchased by Parent pursuant to the Option, then all proceeds to Parent in excess of such sum will be remitted by Parent to Company.



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        3. Conditions to Closing. The obligation of Company to issue Option
Shares to Parent hereunder is subject to the conditions that (a) any waiting period under the HSR Act applicable to the issuance of the Option Shares hereunder will have expired or been terminated; (b) all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state or local administrative agency or commission or other Federal state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Option Shares hereunder will have been obtained or made, as the case may be; and (c) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance will be in effect. It is understood and agreed that at any time during which the Option is exercisable, the parties will use their respective best efforts to satisfy all conditions to Closing, so that a Closing may take place as promptly as practicable.

        4. Closing. At any Closing, (a) the Company will deliver to Parent a single certificate in definitive form representing the number of Option Shares designated by Parent in its Exercise Notice, such certificate to be registered in the name of Parent and to bear the legend set forth in Section 9 hereof, against delivery of (b) payment by Parent to the Company of the aggregate purchase price for the Option Shares so designated and being purchased by delivery of (i) a certified check or bank check and/or, at Parent's election,
(ii) a single certificate in definitive form representing the number of Parent Shares being issued by Parent in consideration therefor (based on the Exercise Ratio), such certificate to be registered in the name of the Company and to bear the legend set forth in Section 9 hereof.

        5. Representations and Warranties of the Company. Company represents and warrants to Parent that (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement by the Company and consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company and, assuming this Agreement constitutes a legal, valid and binding obligation of Parent, is enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity; (d) except for any filings required under the HSR Act, the Company has taken all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue upon exercise of the Option, and at all times from the date hereof until the termination of the Option will have reserved for issuance, a sufficient number of unissued Company Preferred Shares for Parent to exercise the Option in full and will take all necessary corporate or other action to authorize and reserve for issuance all additional Company Preferred Shares, Company



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Common Stock issuable upon conversion of such Company Preferred Shares or other securities which may be issuable pursuant to Section 8(a) upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable;
(e) upon delivery of the Company Preferred Shares and any other securities to Parent upon exercise of the Option, Parent will acquire such Company Preferred Shares or other securities free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by Parent; (f) the designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of the Company Preferred Shares are as set forth in the Certificate of Designation attached hereto as Annex 1 (the "Certificate of Designations"); (g) the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Company or any of its subsidiaries, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected; (h) the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity except pursuant to the HSR Act; and (i) any Parent Shares acquired pursuant to this Agreement will not be acquired by the Company with a view to the public distribution thereof and the Company will not sell or otherwise dispose of such shares in violation of applicable law or this Agreement.

        6. Certain Rights.

           (a) Parent Put. At the request of and upon notice by Parent (the "Put Notice"), at any time during the period during which the Option is exercisable pursuant to Section 2 (the "Purchase Period"), the Company (or any successor entity thereof) will purchase from Parent (in each case as limited by subparagraph (iii) below): (1) the Option, to the extent not previously exercised, at the price set forth in subparagraph (i) below; and (2) the Option Shares, if any, acquired by Parent pursuant thereto, at the price set forth in subparagraph (ii) below:

                      (i) The difference between the "Market/Tender Offer Price"
               for the Company Common Stock as of the date Parent gives notice of its intent to



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               exercise its rights under this Section 6(a) (defined as the higher of (A) the highest price per share of Company Common Stock offered as of such date pursuant to any Acquisition Proposal which was made prior to such date and (B) the highest closing sale price of one share of Company Common Stock on the Nasdaq National Market during the 20 trading days ending on the trading day immediately preceding such date) and the Equivalent Exercise Price (as defined below), multiplied by the product of the number of Company Preferred Shares purchasable pursuant to the Option multiplied by one hundred, but only if the Market/Tender Offer Price is greater than the Equivalent Exercise Price (as defined below). For purposes of this Agreement, "Equivalent Exercise Price" will mean the price determined by dividing the Exercise Price by one hundred. For purposes of determining the highest price offered pursuant to any Acquisition Proposal which involves consideration other than cash, the value of such consideration will be equal to the higher of (x) if securities of the same class of the proponent as such consideration are traded on any national securities exchange or by any registered securities association, a value based on the closing sale price or asked price for such securities on their principal trading market on such date and (y) the value ascribed to such consideration by the proponent of such Acquisition Proposal, or if no such value is ascribed, a value determined in good faith by the Board of Directors of the Company.

                      (ii) (x) The Exercise Price paid by Parent for the Company
               Preferred Shares acquired pursuant to this Option plus (y) (1) the difference between the Market/Tender Offer Price and the Equivalent Exercise Price (but only if the Market/Tender Offer Price is greater than the Equivalent Exercise Price), multiplied by (2) one hundred, multiplied by (3) the number of Company Preferred Shares so purchased. If Parent issued Parent Shares in connection with any exercise of the Option, the Exercise Price and the Equivalent Exercise Price each will be calculated as set forth in the last sentence of Section 4 as if Parent had exercised its right to pay cash instead of issuing Parent Shares.

                      (iii) Notwithstanding subparagraphs (i) and (ii) above,
               pursuant to this Section 6 Company will not be required to pay Parent in excess of an aggregate of (x) $6,000,000 plus (y) the Exercise Price paid by Parent for Company Preferred Shares acquired pursuant to the Option minus (z) any amounts paid to Parent by the Company pursuant to Section 7.3(b) of the Reorganization Agreement.

               (b) Redelivery of Parent Shares. If Parent has acquired Option Shares pursuant to exercise of the Option by the issuance and delivery of Parent Shares, then Company will, if so requested by Parent, in fulfillment of its obligation pursuant to the first clause of Section 6(a)(ii) with respect to the Exercise Price paid in the form of Parent Shares only, redeliver the certificate(s) for such Parent Shares to Parent, free and clear of all claims,



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liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than those imposed by Parent.

               (c) Payment and Redelivery of Option or Shares. In the event Parent exercises its rights under Sections 6(a) or (b), the Company will, within ten business days after Parent delivers notice pursuant to Section 6(a), pay the required amount to Parent in immediately available funds (and Parent Shares, if applicable) and Parent will surrender to the Company the Option and the certificates evidencing the Option Shares purchased by Parent pursuant thereto, and Parent will represent and warrant that such shares are then free and clear of all claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than those imposed by the Company.

               (d) Restrictions on Transfer. Until the expiration of the Purchase Period, the Company will not sell, transfer or otherwise dispose of any Parent Shares acquired by it pursuant to this Agreement.



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        7. Registration Rights

               (a) Following the termination of the Reorganization Agreement, Parent (sometimes referred to herein as the "Holder") may by written notice (a "Registration Notice") to the Company (the "Registrant") request the Registrant to register under the Securities Act all or any part of the shares acquired by the Holder pursuant to this Agreement (such shares requested to be registered, the "Registrable Securities") in order to permit the sale or other disposition of such shares pursuant to a bona fide firm commitment underwritten public offering in which the Holder and the underwriters will effect as wide a distribution of such Registrable Securities as is reasonably practicable and will use reasonable efforts to prevent any person or group from purchasing through such offering shares representing more than 2% of the voting power of or 2% of the outstanding shares of Common Stock of the Registrant on a fully diluted basis (a "Permitted Offering"); provided, however, that any such Registration Notice must relate to a number of shares equal to at least 2% of the voting power of or 2% of the outstanding shares of Common Stock of the Registrant on a fully diluted basis and that any rights to require registration hereunder will terminate with respect to any shares that may be sold pursuant to Rule 144(k) under the Securities Act. The Registration Notice will include a certificate executed by the Holder and its proposed managing underwriter, which underwriter will be an investment banking firm of nationally recognized standing (the "Manager"), stating that (i) the Holder and the Manager have a good faith intention to commence a Permitted Offering and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the per share average of the closing sale prices of the Registrant's Common Stock on the Nasdaq National Market for the twenty trading days immediately preceding the date of the Registration Notice. The Registrant will thereupon have the option exercisable by written notice delivered to the Holder within ten business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities for cash at a price (the "Option Price") equal to the product of (i) the number of Registrable Securities so purchased and (ii) (x) if such Registrable Securities are Company Common Stock the per share average of the closing sale prices of the Registrant's Common Stock on the Nasdaq National Market for the twenty trading days immediately preceding the date of the Registration Notice and (y) if such shares are Company Series B Preferred Stock at a price equal to one hundred multiplied by the price obtained in subsection (x). Any such purchase of Registrable Securities by the Registrant hereunder will take place at a closing to be held at the principle executive offices of the Registrant or its counsel at any reasonable date and time designated by the Registrant in such notice within ten business days after delivery of such notice. The payment for the shares to be purchased will be made by delivery at the time of such closing of the Option Price in immediately available funds.

               (b) If the Registrant does not elect to exercise its option to purchase pursuant to Section 7(a) with respect to all Registrable Securities, the Registrant will use all reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act and the listing on the exchange or market where the Company's Common Stock is then trading of the unpurchased Registrable Securities requested to be registered in the Registration Notice; provided, however, that (i) the Holder will not be entitled to more than an aggregate of four



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effective registration statements hereunder and (ii) the Registrant will not be required to file any such registration statement during any period of time (not to exceed 40 days after a Registration Notice in the case of clause (A) below or 90 days after a Registration Notice in the case of clauses (B) and (C) below) when (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the opinion of counsel to such Registrant, such information would have to be disclosed if a registration statement were filed at that time; (B) the Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) such Registrant determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Registrant. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 180 days after the filing with the SEC of the initial registration statement therefor, the provisions of this Section 7 will again be applicable to any proposed registration. The Registrant will use all reasonable efforts to cause any Registrable Securities registered pursuant to this Section 7 to be qualified for sale under the securities or blue sky laws of such jurisdictions as the Holder may reasonably request and will continue such registration or qualification in effect in such jurisdictions; provided, however, that the Registrant will not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

               (c) The registration rights set forth in this Section 7 are subject to the condition that the Holder will provide the Registrant with such information with respect to the Holder's Registrable Securities, the plan for distribution thereof, and such other information with respect to the Holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in a registration statement all material facts required to be disclosed with respect to a registration thereunder.

               (d) A registration effected under this Section 7 will be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and expenses of counsel to the Holder, and the Registrant will provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings and as such underwriters may reasonably require. In connection with any registration, the Holder and the Registrant agree to enter into an underwriting agreement reasonably acceptable to each such party, in form and substance customary for transactions of this type with the underwriters participating in such offering.

               (e) Indemnification.

                   (i) The Registrant will indemnify the Holder, each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, and each underwriter of the Registrant's securities, with respect to any



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registration, qualification or compliance which has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Registrant of any rule or regulation promulgated under the Securities Act applicable to the Registrant in connection with any such registration, qualification or compliance, and the Registrant will reimburse the Holder and, each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, and each underwriter for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action; provided, that the Registrant will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Registrant by such Holder or director or officer or controlling person or underwriter seeking indemnification.

                   (ii) The Holder will indemnify the Registrant, each of its directors and officers and each underwriter of the Registrant's securities covered by such registration statement and each person who controls the Registrant within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Holder of any rule or regulation promulgated under the Securities Act applicable to the Holder in connection with any such registration, qualification or compliance, and will reimburse the Registrant, such directors, officers or control persons or underwriters for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Registrant by the Holder for use therein; provided, that in no event will any indemnity under this
Section 7(e) exceed the net proceeds of the offering received by the Holder.

                   (iii) Each party entitled to indemnification under this
Section 7(e) (the "Indemnified Party") will give notice to the party required to provide indemnification (the



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"Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and will permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided, that counsel for the Indemnifying Party, who will conduct the defense of such claim or litigation, will be approved by the Indemnified Party (whose approval will not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party will pay such expense if representation of the Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding, and provided further, however, that the failure of any Indemnified Party to give notice as provided herein will not relieve the Indemnifying Party of its obligations under this Section 7(e) unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation will, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnifying Party will be required to indemnify any Indemnified Party with respect to any settlement entered into without such Indemnifying Party's prior consent (which will not be unreasonably withheld).

        8. Adjustment Upon Changes in Capitalization; Rights Plans.

           (a) In the event of any change in the Company Preferred Shares by reason of stock dividends, stock splits, reverse stock splits, mergers (other than the Merger), recapitalizations, combinations, exchanges of shares and the like (including without limitation any conversion of the Company Preferred Shares into shares of Company Common Stock), the type and number of shares or securities subject to the Option, the Exercise Ratio, the Exercise Price and the other numbers herein requiring adjustment will be adjusted appropriately, and proper provision will be made in the agreements governing such transaction so that Parent will receive, upon exercise of the Option, the number and class of shares or other securities or property that Parent would have received in respect of the Company Preferred Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

           (b) At any time during which the Option is exercisable, and at any time after the Option is exercised (in whole or in part, if at all), the Company will not amend (nor permit the amendment of) the Company Rights Plan nor adopt (nor permit the adoption of) a new stockholders rights plan, that contains provisions for the distribution or exercise of rights thereunder as a result of Parent or any affiliate or transferee being the beneficial owner of shares of the Company by virtue of the Option being exercisable or having been exercised (or as a result of beneficially owning shares issuable in respect of any Option Shares).



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        9.  Restrictive Legends. Each certificate representing Option Shares issued to Parent hereunder, and each certificate representing Parent Shares delivered to the Company at a Closing, will include a legend in substantially the following form:

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT DATED AS OF FEBRUARY 21, 1999, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.

        10. Listing and HSR Filing. The Company, upon the request of Parent, will promptly file an application to list the Option Shares to be acquired upon exercise of the Option for quotation on the Nasdaq National Market and will use its best efforts to obtain approval of such listing as soon as practicable. Parent, upon the request of the Company, will promptly file an application to list the Parent Shares issued and delivered to the Company pursuant to Section 4 on the New York Stock Exchange and will use its best efforts to obtain approval of such listing as soon as practicable. Promptly after the date hereof, each of the parties hereto will promptly file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice all required premerger notification and report forms and other documents and exhibits required to be filed under the HSR Act to permit the acquisition of the Option Shares subject to the Option at the earliest possible date.

        11. Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any shares sold by a party in compliance with the provisions of Section 7 will, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement and any transferee of such shares will not be entitled to the rights of such party. Certificates representing shares sold in a registered public offering pursuant to Section 7 will not be required to bear the legend set forth in Section 9.

        12. Specific Performance. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party hereto agrees that in addition to other remedies the other party hereto will be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement or the right to enforce any of the covenants or agreements set forth herein by specific performance. In the event that any action will be brought in equity to enforce the provisions of the Agreement, neither party hereto will allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law.

        13. Entire Agreement. This Agreement and the Reorganization Agreement (including the appendices thereto) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

        14. Further Assurances. Each party hereto will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

        15. Validity. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect. In the event any Governmental Entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto will negotiate in good faith and will execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

        16. Notices. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as will be specified by like notice):

            (1)    if to Parent, to:

                   LSI Logic Corporation
                   1551 McCarthy Boulevard
                   Milpitas, California 95035
                   Attention: Vice President and General Counsel
                   Telephone No.: (408) 433-7189
                   Telecopy No.: (408) 433-6896

                   with a copy to:

                   Wilson Sonsini Goodrich & Rosati, P.C.
                   650 Page Mill Road
                   Palo Alto, California 94304-1050
                   Attention: Larry W. Sonsini, Esq.
                              Daniel R. Mitz, Esq.

                   Telephone No.: (650) 493-9300
                   Telecopy No.: (650) 493-6811


            (2)    if to the Company, to:

                   SEEQ Technology Incorporated
                   47200 Bayside Parkway
                   Fremont, California 94538
                   Attention: President
                   Telephone No.: (510) 226-2900
                   Telecopy No.: (510) 657-2837

                   with a copy to:

                   Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 155 Constitution Drive
                   Menlo Park, California 94025
                   Attention: Jay K. Hachigian, Esq.
                   Telephone No.: (650) 321-2400
                   Telecopy No.: (650) 321-2800

        17. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.

        18. Expenses. Except as otherwise expressly provided herein or in the Reorganization Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement will be paid by the party incurring such expenses.

        19. Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

        20. Assignment. Neither of the parties hereto may sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that the rights and obligations hereunder will inure to the benefit of and be binding upon any successor of a party hereto.

        21. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original, but both of which, taken together, will constitute one and the same instrument.

        22. Company Covenant. Promptly upon the request of Parent, Company will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders to be held as promptly as practicable after the date of such request, for the purpose of considering a proposal to increase the authorized capital stock of the Company sufficient to allow the Company to reserve for issuance a sufficient number of shares of its Common Stock to permit the conversion in full of the Company Preferred Shares into Common Stock as provided for in the Certificate of Designations. The Board of Directors of the Company will recommend that the stockholders of the Company vote in favor of such proposal. Until the earlier of such time as Parent has fully exercised this Option or the termination of this Option in accordance with its terms, Company will not amend the Certificate of Designations without the prior written consent of Parent.

        23. Parent Covenant. Parent hereby covenants and agrees that at any meeting of stockholders held to consider a proposal to increase the authorized capital stock of the Company (or any written consent solicited therefor), Parent will vote all of the Company's shares held by it in favor of such proposal if the Company's board of directors recommends that stockholders vote in favor of such proposal.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                  LSI LOGIC CORPORATION


                                  By: /s/ John P. Daane
                                      ----------------------------------------

                                  Name: John P. Daane
                                        --------------------------------------

                                  Title: Executive Vice President
                                         ------------------------------------


                                  SEEQ TECHNOLOGY INCORPORATED


                                  By: /s/ Phillip J. Salsbury
                                      ----------------------------------------

                                  Name: Phillip J. Salsbury
                                        --------------------------------------

                                  Title: President and Chief Executive Officer
                                          -------------------------------------








                   [SIGNATURE PAGE TO STOCK OPTION AGREEMENT]